          Mike Medavoy, who has been a major force in the entertainment industry for more than two decades and currently is the Chairman of Phoenix Pictures, has joined the Board of Directors of Film Roman, one of the largest and most respected animation studios in the world, it was announced by John Hyde, President and CEO of Film Roman.

          "It is with great pleasure that I welcome Mike to our Board," stated Hyde. "He is universally respected as one of the industry's premier executives and on a personal note, a good friend, who will add immeasurably to our company's strategic positioning for the future."

          "I am delighted to be joining my friend, John Hyde, on the Board at Film Roman," Medavoy added, "I'm positive that with John's leadership, Film Roman will continue to grow in all areas of the entertainment field including where it has preeminence, which is its animation."

          Medavoy has been involved with some of the most memorable films in motion picture history. His successes as Chairman of TriStar Pictures include "Philadelphia," "Sleepless in Seattle," "Hook" and more. His track record before TriStar is equally impressive. As a co-founder of Orion Pictures, he was involved in the productions of such critical and box office successes as the Academy Award winning motion pictures "Rocky," "One Flew over the Cuckoo's Nest," Annie Hall," "Amadeus," "Platoon," "Silence of the Lambs" and "Dances With Wolves."

          Medavoy also is renowned for his involvement in community and philanthropic activities. He served as a member of the Board of Trustees of the UCLA Foundation and is the Chairman of The Center for International Relations at UCLA and the Visiting Committee of the Boston Museum of Fine Arts. He was co-chairman of American Cinematheque, as well as a past member of the Board of Governors at the Sundance Institute and the Board of Directors at the Los Angeles Museum of Science and Industry. Medavoy also was national finance chairman for the 1984 Gary Hart for President Campaign and a member of the Western Finance Committee for the 1992 Bill Clinton Presidential Campaign.